Exhibit 99.1

Seritage Growth Properties Appoints Andrea Olshan as Chief Executive Officer and President

New York, NY – February 9, 2021 – Seritage Growth Properties (NYSE: SRG) announced today that Andrea Olshan has been appointed Chief Executive Officer and President of the Company and will join the Company’s Board of Trustees, each effective as of a mutually agreeable date on or before March 16, 2021.

Ms. Olshan is currently the Chief Executive Officer of Olshan Properties, a private real estate company that specializes in developing and managing a 23 million square foot portfolio of retail and mixed-use properties throughout the United States. Ms. Olshan will move to Chairman of the Olshan Properties Board of Directors.

Commenting on Andrea’s appointment, Edward S. Lampert, Chairman of the Board of Trustees of Seritage stated, “Andrea is an exceptional executive who has all of the skills and experience that make her an ideal choice as the next leader of Seritage. Building on her successful tenure as CEO of Olshan Properties, Andrea has a proven track record of successfully leading an organization with over 1,000 employees across the country.  As Seritage expands its development activities across asset classes, we will benefit tremendously from Andrea’s vast expertise developing retail, office, hospitality and mixed-use projects for Olshan Properties.”

Mr. Lampert added: “The Board’s appointment of Andrea followed a thorough search process assisted by Korn Ferry which included internal and external candidates. On behalf of the Board, we welcome Andrea to Seritage and we could not be more enthusiastic to begin the next chapter of Seritage’s evolution with Andrea as our CEO.”

“I am grateful to the Board for this incredible role that leverages my extensive experience repositioning a diverse collection of retail and mixed-use real estate assets across the country,” said Ms. Olshan.  “It is a privilege to have the opportunity to lead and work alongside a team of talented and passionate professionals and to build on the Seritage platform.”

Ms. Olshan continued, “Seritage was established to reimagine a high quality, national portfolio, and to develop places that are deeply relevant to, integral with, and truly embraced by their surrounding communities. I am eager to utilize not only my own expertise and that of the team, but also the broad relationships with tenants, developers and capital partners I have built in the industry to help create value for our shareholders.”

Andrea Olshan has served as Chief Executive Officer of Olshan Properties since 2012 and has been responsible for the strategic direction of the company, its operations, investment activity and capital partnerships. She also served on the Board of Morgans Hotel Group from 2013 to 2016.  Ms. Olshan is a Trustee of the Horace Mann School and a Vice Chair of the Board of Directors of 92Y.  She graduated magna cum laude from Harvard and received her MBA from Columbia Business School.

The Company filed an 8-K on February 9, 2021 with Ms. Olshan’s employment agreement.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 158 wholly-owned properties and 25 unconsolidated properties totaling approximately 28.5 million square feet of space across 44 states and Puerto Rico. The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact

Seritage Growth Properties
646-277-1268
IR@Seritage.com